Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for October 2019

FORT WORTH, Texas, October 21, 2019 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today confirmed that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period.

For the production month of August 2019, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust excess production costs of $443,406 gross ($332,555 net to the Trust). Hilcorp will charge the excess production costs to next month’s distribution. Including the excess production costs for August 2019, the total reported excess production that have accumulated against the subject interests’ royalty distributions since the June 2019 distribution are $2,614,448 gross ($1,960,836 net to the Trust).

The Trust will utilize its cash reserves to pay the Trust’s administrative expenses of $63,898 for the month. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves that, as of September 30, 2019, have been reduced to $580,606.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 911,518 Mcf (1,012,798 MMBtu) for August 2019, as compared to 2,331,807 Mcf (2,590,897 MMBtu) for July 2019. Dividing revenues by production volume yielded an average gas price for August 2019 of $1.84 per Mcf ($1.66 per MMBtu), as compared to an average gas price for July 2019 of $1.42 per Mcf ($1.28 per MMBtu).

Hilcorp has advised the Trust that the August 2019 reporting month included a $739,794 reduction due to a revenue and severance tax true-up for August 2017. Hilcorp also reported that for the reporting month of August 2019, revenue included an estimated $169,000 for non-operated revenue. For the month ended August 2019, Hilcorp reported to the Trust capital costs of $174,446, lease operating expenses and property taxes of $2,266,723, and severance taxes of $102,818.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.